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                                                                    EXHIBIT 99.2

          DARDEN
        RESTAURANTS
Red Lobster(R)Olive Garden(R)
Bahama Breeze(R)Smokey Bones(R)
      www.darden.com

                                                               NEWS/INFORMATION
                                                             Corporate Relations
                                                             P.O. Box 593330
                                                             Orlando, FL  32859

                                Contacts:
                                (Analysts)  Matthew Stroud  (407) 245-5550
                                (Media)     Rick Walsh      (407) 245-5366


FOR RELEASE
September 20, 2001
12:00 PM EDT

         DARDEN RESTAURANTS DECLARES SEMI-ANNUAL DIVIDEND OF 4 CENTS AND
                   ELECTS LEONARD BERRY TO BOARD OF DIRECTORS

ORLANDO, Fla., Sept. 20 - The Board of Directors of Darden Restaurants, Inc. (NYSE: DRI) today declared a regular semi-annual cash dividend of 4 cents per share on the Company's outstanding common stock. The dividend is payable on November 1, 2001, to shareholders of record at the close of business on October 10, 2001. This marks the 13th consecutive semi-annual dividend payment since the Company became a publicly traded company on May 30, 1995.

At today's annual meeting of shareholders, Dr. Leonard L. Berry was elected a new Board member. Dr. Berry is the distinguished Professor of Marketing and M.B. Zale Chair in Retailing and Marketing Leadership at the Lowry Mays College of Business at Texas A&M University. He is also a member of the Board of Directors for Genesco, Inc. and Lowe's Companies, Inc.

"We are pleased to have Dr. Berry join our board," said Joe R. Lee, Chairman and Chief Executive Officer of Darden. "We have worked with Dr. Berry for many years. He brings a tremendous amount of experience from the retail and the hospitality industries and I know he will be a superb asset to our Company."

In other actions, shareholders reelected directors Bradley Blum, Odie Donald, Julius Erving II, Joe R. Lee, Senator Connie Mack III, Richard Rivera, Michael Rose, Maria Sastre, Jack A. Smith, Blaine Sweatt III and Rita P. Wilson, and ratified the Board's appointment of KPMG LLP as the Company's independent auditor.

Darden Restaurants, Inc. owns and operates Red Lobster, Olive Garden, Bahama Breeze and Smokey Bones BBQ Sports Bar restaurants.

FORWARD-LOOKING STATEMENTS IN THIS NEWS RELEASE, IF ANY, ARE MADE UNDER THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. CERTAIN IMPORTANT FACTORS COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING STATEMENTS, INCLUDING THE IMPACT OF CHANGING ECONOMIC OR BUSINESS CONDITIONS, THE IMPACT OF COMPETITION, THE AVAILABILITY OF FAVORABLE CREDIT AND TRADE TERMS, THE IMPACT OF CHANGES IN THE COST OR AVAILABILITY OF FOOD AND REAL ESTATE, GOVERNMENT REGULATION, CONSTRUCTION COSTS, WEATHER CONDITIONS AND OTHER FACTORS DISCUSSED FROM TIME TO TIME IN REPORTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION.


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